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                                                                     EXHIBIT 8.2

        [LETTERHEAD OF ZIMMERMAN SHUFFIELD KISER & SUTCLIFFE, P.A.]

                                                             April 19, 2000

Commerce National Corporation
1201 South Orlando Avenue
P.O. Box 8181
Winter Park, Florida 32790-8181

Re:
  Merger of Commerce National Corporation with and into Wachovia Corporation pursuant to Agreement and Plan of Merger dated as of March 3, 2000

Ladies and Gentlemen:

   We have served as general counsel to Commerce National Corporation, a corporation organized under the laws of the State of Florida ("CNC"), in connection with the reorganization of CNC and Wachovia Corporation, a corporation organized under the laws of the State of North Carolina ("Wachovia"), pursuant to the Agreement and Plan of Merger dated as of March 3, 2000 (the "Agreement"), which sets forth the terms of the merger of CNC with and into Wachovia (the "Merger"). In our capacity as general counsel to CNC, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

   Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, all shares of CNC Common Stock issued and outstanding at the Effective Time shall be converted into approximately Seven Hundred and Ninety-Five Thousand (795,000) shares of Wachovia Common Stock (which actual number of shares at the Closing will be determined based upon the Wachovia Average Stock Price in accordance with the Agreement). As a result of the Merger, stockholders of CNC shall become stockholders of Wachovia. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

   In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement. In rendering the opinions expressed herein, we have assumed with the consent of CNC and Wachovia that the Agreement accurately and completely describes the Merger and that the Merger will be consummated in accordance with the Agreement.
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   In rendering the opinions expressed herein, we have relied with the consent of CNC and Wachovia upon the accuracy and completeness of the factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of CNC and Wachovia to us dated April 19, 2000 (together, the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

   Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:

     (1) The Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code, and Wachovia and CNC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by holders of CNC Common Stock upon the exchange in the Merger of all of their CNC Common Stock solely for shares of Wachovia Common Stock (except with respect to any cash received in lieu of a fractional share interest in Wachovia Common Stock).

   The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain shareholders of CNC with special situations, including, without limitation, shareholders who hold their CNC Common Stock other than as a capital asset, who received their CNC Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold their CNC Common Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or who are foreign persons, insurance companies, or securities dealers.

   In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed were true on the date of the Certificates, and are true on the date hereof. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issued related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law. Our opinions are provided solely for the benefit and use of CNC and CNC shareholders. No other party or person is entitled to rely on the opinions.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Federal Income Tax consequences" in "The Merger" section of the Proxy
Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          ZIMMERMAN SHUFFIELD,
                                          KISER & SUTCLIFFE, P.A.

                                                 /s/ William R. Lowman, Jr.
                                          By: _________________________________
                                                  William R. Lowman, Jr.